                                                                     Exhibt-10.3

                                    TARSAP II

RESOLVED, that in order to motivate and retain the Company's key executives in view of the Company's competitive environment, the following program (the "TARSAP II Program") be, and it hereby is, approved by the Human Resources Committee (the "Committee"):

         (1) Grant. Each of the executives listed on Exhibit A is granted a restricted stock award for the number of shares specified on Exhibit A (the "Restricted Shares"). The Restricted Shares are granted pursuant to the Company's 1990 Restricted Stock Plan, as amended, and the administrative regulations thereunder, subject to the terms of the TARSAP Program as specified herein.

         (2) Longevity Vesting. The Restricted Shares for each executive will vest 100% on January 1, 2008 provided the executive continues in active employment with the Company or its direct or indirect subsidiaries until January 1, 2008.

         Unless otherwise approved by the Committee, all unvested Restricted Shares will be forfeited and returned to the Plan if active employment terminates prior to January 1 of the year of the vesting date (whether longevity vesting or performance vesting) including termination due to death, retirement or voluntary or involuntary termination.

         (3) Performance Vesting. The Restricted Shares will be eligible for earlier annual vesting starting March 1, 2003 based on the Company achieving financial performance targets as recommended by the Committee and approved by the Board of Directors. The performance vesting schedule will have the following basic format, which is subject to modification upon recommendation by the Committee and approval of the Board.

                                                                      Performance Vesting Schedule
                  Plan              Financial                 Potential Vesting                  Vest
                  Year               Targets*                 (Non-Cumulative)                   Date
                  2002                                                 20%                       3/1/03
                  2003                                                 20%                       3/1/04
                  2004                                                 20%                       3/1/05


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
                  2005                                                 20%                       3/1/06
                  2006                                                 20%                       3/1/07
                                                                       All unvested              1/1/08

                           *To be established at a later date for each year.

         (5) Change in Control. Vesting of Restricted Shares in the event of a Change in Control (as defined in and subject to the Plan's administrative regulations) will be as follows: Upon a Change in Control prior to January 1, 2003, 50% of the Restricted Shares will vest if the Participant is actively employed with the Company or its direct or indirect subsidiaries on the date of the Change in control and 50% will be forfeited. Thereafter, 100% of the Restricted Shares will vest similar to other restricted stock upon a Change in Control if the Participant is actively employed with the Company or its direct or indirect subsidiaries on the date of the Change in Control.

         (6) Amendments. The Human Resources Committee will have broad authority to oversee and amend the TARSAP Program including but not limited to the following:

         (a) Subject to Board approval, authority to modify or adjust performance criteria and financial targets.

         (b) Authority to amend TARSAP II, make exceptions, and modify or adjust vesting requirements of individual participants including the requirement of active employment for vesting based on the recommendation of the Chief Executive Officer.

         (c) Authority to add participants and to approve new or additional TARSAP II awards based on the recommendation of the Chief Executive Officer.

                  The longevity vesting date of January 1, 2008 cannot be extended.

         (7) Administration. The Company's Senior Vice President, Human Resources, will have authority to administer and interpret the TARSAP Program for purposes of program administration.

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

         (8) Deferral Program. The TARSAP Deferral Program previously approved by the Committee will be available for TARSAP II.

         RESOLVED, that each of the officers of the Company (the "Officers"), or their designees appointed in writing, be, and each of them hereby is, authorized to take any action to execute and deliver, on behalf of the Company, and to perform the Company's obligations under, any and all documents, agreements, contracts and other instruments that any one or more of the Officers deem necessary or desirable to evidence or give resolution, all upon such terms and conditions, not inconsistent with the aforesaid resolution, as any one or more of the Officers or their designees may approve; and

         RESOLVED, that this Committee hereby adopts the form and content of any resolutions that any one or more of the Officers, or their designees, deem necessary to evidence the approval by the Company of, or carry into effect, the actions contemplated by the foregoing resolutions if
         (1) in the opinion of such Officer, or such Officer's designee, so acting, the adoption of such resolutions is necessary or advisable, and
         (2) the Secretary of the Company evidences such adoption by filing with the minutes of this meeting copies of such resolutions which shall thereupon be deemed to be adopted by this Committee and incorporated in the minutes as a part of this resolution with the same force and effect as if presented and approved at this meeting.



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